Exhibit-99 to Form 4;

At the end of the transaction date, February 26, 2004, the following amount of securities were beneficially owned by the reporting person in addition to those shares reported on the Form 4 filed in connection herewith:

Amount of Securities        Ownership     Nature of indirect
Beneficially Owned          Form          Beneficial Ownership
--------------------------------------------------------------
   13,378                       I        Spouse